UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): November 15, 2007

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
------	---------	----------
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

446 Lyndock St. , Suite 102, Corunna, Ontario N0N 1G0
(Address of principal executive offices) (Zip code)

(519) 481-0628
Registrant's telephone number, including area code

None
(Former Address If Changed since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 15, 2007 we, in cooperation with MSE Enviro-Tech Corp, a Delaware corporation, entered into a non-binding memorandum of understanding and intent with Logistik Unicorp Inc., a Canadian corporation and CTT Group Inc., a Canadian corporation. The basic terms and conditions proposed by MGOA and MEVT and to be incorporated into the definitive agreements will include, but not be limited to, the following:

•
Logistik Unicorp Inc. will be granted exclusive use of the Hartindo AF21 Fire Inhibitor Product for textile applications, including all improvements and modifications thereto, for the purpose of use, application, and sales in Textile related industries, as agreed upon by the Parties, in Canada, USA, and Mexico and to automatically include first rights in any additional territory for which Megola Inc. and/or MSE Enviro-Tech Corp. obtain rights for the AF21 product.

•
Logistik Unicorp Inc. shall provide its marketing and industry expertise to penetrate the textile market, on a timely basis, and provide all of the necessary demonstrations and professional expertise as and when required at its discretion, for distribution to such.

•	CTT Group Inc. will provide technical and testing support for Logistik Unicorp Inc. in all improvements and modifications of the Hartindo AF21 Fire Inhibitor Product.
•
CTT Group Inc. shall be responsible for the testing and technical support and shall provide any compulsory certificates of testing and analysis of the AF21 product required to satisfy all relative standards.

•
Megola Inc. and MSE Enviro-Tech Corp. will supply Logistik Unicorp Inc. with the Hartindo AF21 Fire Inhibitor Product, at a reasonable wholesale marketable rate, to remain competitive, and ensure adequate supply of such in a timely manner to satisfy market demand, on an exclusive basis for utilization in the industries and regions as described above, for the purpose of use, application and resale only.

•	Megola Inc. shall provide any compulsory certificates to satisfy all necessary health, safety and environmental laws.
•	All Parties agree to come to an agreement on pricing and volume commitments amenable to the Parties and to provide Logistik Unicorp Inc. with exclusive use of AF21 product for use as described above.

The MOUI contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 8.01 OTHER EVENTS

Press Release attached as Exhibit 99

ITEM 9.01 EXHIBITS

10.0 MOUI with Logistik Unicorp Inc. and CTT Group Inc.

99 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc. (Registrant)

Dated: November 15, 2007	By:	/s/ Joel Gardner
Joel Gardner, President